Exhibit 99.1

Julie H. Sullivan

423 Westbourne Street

La Jolla, CA 92037

December 1, 2008

Guillermo Bron
Chairman, Board of Directors
United PanAm Financial Corp.

Re: Resignation

Dear Bill and Fellow Board Members:

As you know I have previously discussed my increasing work load and time commitments associated with my full time position as Provost and Vice President of Academic Affairs at the University of San Diego. As a result of the resignation of USD’s Vice President of Finance and Administration, these duties have recently increased to also include the leadership of the University’s budget and treasury, controller, human resource, and facilities departments. Unfortunately, these activities and other responsibilities are consuming all of my time and I simply do not have sufficient time to dedicate to my position as a member of the UPFC Board of Directors and Audit Committee Chairman. Therefore, I am resigning my position effective December 31, 2008. In this regard, I understand that UPFC Board member Giles Bateman is prepared to assume the position as Audit Committee Chair. I am prepared to work with Mr. Bateman or any other candidate in the timely transition of my responsibilities.

In tendering my resignation, I want to assure you, my fellow board members, our external auditors and shareholders, that my resignation is personal and that I have no disagreements with management or our external auditors over the financial reporting of the company.

I have enjoyed working with all of you and wish you and the company the best future success.

Very Truly Yours,

/s/ Julie H. Sullivan

Julie H. Sullivan